Exhibit 99.1

February 10, 2015

Saba Agrees to Be Acquired by Vector Capital

Strong Partner to Support Saba’s Expansion of Intelligent Talent Management Platform

REDWOOD SHORES, CA and SAN FRANCISCO, CA — (Marketwired) — 02/10/15 — Saba (OTC PINK: SABA), a global leader in cloud-based intelligent talent management solutions, today announced that it has entered into a definitive agreement with affiliates of Vector Capital (“Vector”) under which an affiliate of Vector will acquire all of the outstanding shares of Saba common stock for $9.00 per share in an all cash offer.

“Over the course of Saba’s comprehensive review, the Board of Directors and our advisors evaluated a wide range of strategic alternatives, and engaged with a number of parties. We are pleased to have reached this agreement with Vector, which provides significant cash value for our shareholders. Our Board unanimously believes that this is the best outcome for Saba, our shareholders, customers, partners and employees,” said Bill Russell, Saba’s Non-Executive Chairman.

“Over the last 17 years, Saba has delivered a growing set of innovative intelligent talent management solutions, which are in use today by more than 2,200 global market leaders and innovators,” said Shawn Farshchi, President and CEO of Saba. “Vector has been a great partner to Saba since 2013. We are thrilled to continue the relationship, and take advantage of the support and resources of Vector and their partner network to strategically invest in expanding our product portfolio, further our customer success programs, and continue to the next stage of the company’s growth and market leadership.”

“Vector, along with some of the world’s premiere financial institutions and investors, are excited to help Saba move beyond its financial restatement process and put the focus squarely on the Company’s innovative cloud talent management platform and its blue chip customer base,” said David Fishman, Managing Director and Head of the Private Equity Team at Vector Capital.

Andy Fishman, Managing Director at Vector Capital, said, “We are excited to partner with the management team and the dedicated and talented group of employees at Saba. We look forward to them becoming part of the Vector family.”

The transaction is subject to customary closing conditions and the approval of Saba shareholders, and is expected to close in the coming months. The transaction is not subject to any financing conditions. Saba senior management is expected to remain in Redwood Shores.

Morgan Stanley & Co., LLC is acting as financial advisor to Saba, and Morrison & Foerster LLP is acting as Saba’s legal advisor. Shearman & Sterling LLP is acting as Vector’s legal advisor.

About Saba

Saba (OTC PINK: SABA) delivers a cloud-based intelligent talent management solution used by leading organizations worldwide to hire, develop, engage and inspire their people. With machine learning at its core, intelligent talent management offers proactive, personalized recommendations on candidates, connections and content to help employees and organizations lead and succeed. Saba Cloud is a purpose-built, highly scalable platform that exceeds industry security and reliability standards. Saba has more than 31 million users and 2,200 customers across 195 countries and 37 languages. Learn more about intelligent talent management at www.saba.com.

About Vector Capital

Vector Capital is a leading global private equity firm specializing in transformational investments in established technology businesses. Vector identifies and pursues these investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers, and shareholders. Among Vector’s notable investments are Aladdin Knowledge Systems, Allegro Development, Cambium Networks, Certara, CollabNet, Corel, IPVALUE Management, LANDesk Software, Niku, Gerber Scientific, RAE Systems, Register.com, SafeNet, Technicolor, Teletrac, Tidel, WatchGuard Technologies and WinZip. For more information, visit www.vectorcapital.com.

Forward-looking Statements:

This press release contains forward-looking statements, including those relating to the anticipated merger of Saba with an affiliate of Vector Capital and the anticipated benefits to the Company of such merger. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties, including, without limitation, risks with respect to the Company’s ability to complete the anticipated merger and any potential impact of deregistration of the Company’s common stock under Section 12(j) including the expectation that broker-dealers and securities exchanges will not be permitted to facilitate transactions in the Company’s securities following deregistration. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements. Various factors may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated merger. These risks and uncertainties associated include, among others, the risk that competing offers will be made, and the possibility that various closing conditions to the merger may not be satisfied or waived, and the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its Merger. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

All trademarks and registered trademarks mentioned herein are the property of their respective owners.

Roy Lobo

roylobo@Saba.com

650.696.1610

Source: Saba Software

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